Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the Winthrop Realty Trust First Quarter 2011 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Beverly Bergman, Vice President for Winthrop Realty Trust. Thank you, Ms. Bergman, you may begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you. Good afternoon, everyone, and welcome to the Winthrop Realty Trust conference call to discuss our first quarter 2011 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

This morning, May 5th, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on a Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our website at www.winthropreit.com, the press release in the News & Events’ section and the supplemental financial information in the Investor Relations’ section. Additionally, we are hosting a live webcast of today’s call, which you can also access in the website’s News & Events’ section.

At this time, management would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

Please note that in the press release, we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found in the FFO table of the press release.

I’d now like to turn the call over to Michael Ashner. Michael?

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Thank you for joining us this afternoon. As I’ve discussed on our last call in March, management and the Board intends to significantly grown our company and our portfolio in 2011. The opportunities particularly on the distressed and semi-distressed debt side continue to be plentiful and we’re pursuing these opportunities with determination and zest. Given our experience in structuring, financing, and investing in complicated transactions, we expect to secure a pool of opportunities that will add long-term value for our shareholders.

In light of the meaningful acquisition opportunities we have identified and after careful consideration, we determined that it was appropriate time to raise additional equity. In April, we sold 5.75 million common shares with net proceeds of approximately $62 million. Additionally, we’ve further broadened our investment capacity by increasing our line of credit to $50 million with an expansion option of up to $150 million.

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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If one considers the proceeds from our equity raise, the expanded $50 million line and our cash and cash equivalents of $52 million, the full deployment of this capital should be a powerful earnings driver for Winthrop over the coming years.

By way of example, during the first quarter 2011, we identified and closed on three loan assets aggregating approximately $52 million; two of these assets are collateralized by new shopping centers located in California.

We brought in Retail Opportunity Investment Corp. to invest alongside us and yielded a significant expertise with respect to retail assets in these markets. The third loan investment made this quarter was a first mortgage loan collateralized by the recently completed Gotham Hotel in Manhattan. In this investment we invited Jonathan Elian’s Group, Atrium Holdings to participate with their specific expertise with respect to hotel assets.

Our share of the aggregate investment in these three loans was $26 million. In addition to the individual loan asset investment, we also received portfolio transactions. To that end, as Carolyn discussed on our last call we repurchased the $25 million in effect a 75% interest in a joint venture which owns general partnership interest and developer fee income from 26 partnerships owning 4,400 units, a multifamily and senior housing in the Pacific Northwest. We closed in the first phase of this during the first quarter and expect to close the balance by the end of the second quarter.

The borrower for our investment in the Metropolitan Tower repayed its debt early.  As a result, we received $23.75 million of proceeds on our invested B Notes and rake bonds for which we paid $11.75 million. We also created a senior participation on our loan asset collateralized by San Marbeya Apartments and issued a senior participation at par of $15.2 million which will enhance our yield to maturity on a retained junior participation to 14.7% and provides an additional capital to invest.

Finally, the Delaware Supreme Court’s March decision to uphold the lower court’s ruling in our favor, which led Concord to submit its CDO bonds owned by it for cancellation has begun to bear fruit. In the April, the trustees released cash of $3.3 million of which we received $2.3 million and which was used to partially repay Winthrop for its compliance loans. As I stated on our last call, we believe that going forward and this decision will have a favorable impact on our earnings. We are pleased about our investment opportunities in the year ahead.

With that, I’ll turn the call over to Tom Staples. Tom?

Thomas Staples, Chief Financial Officer

Thank you, Michael. Good afternoon, everyone. I will be providing an overview of Winthrop’s financial results as well as a review of the financial results of our business segments. We have furnished a supplemental report, which you can access on our website’s Investor Relations section.

For the quarter ended March 31, 2011, we reported net income of $7.1 million or $0.26 per common share, compared with net income of $4.1 million or $0.20 per common share for the quarter ended March 31, 2010.

Funds from operations, referred to as FFO, for the first quarter of 2011 was $12.0 million or $0.44 per common share compared with FFO of $7.9 million or $0.37 per common share for the first quarter of 2010.

Operating results for the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010, by business segment were as follows:

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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With respect to our operating properties business segment, operating income was $4.4 million for the three months ended March 31, 2011, compared with operating income of $6.1 million for the three months ended March 31, 2010. The decrease in operating income was primarily due to a $2.1 million increase in operating expenses, a $500,000 increase in real estate tax expense, and a $700,000 increase in loses from our Sealy equity investments. These declines were partially offset by $1.7 million increase in rent and reimbursements.

The increase in operating expenses results primarily from our Churchill, Pennsylvania property which had previously been tenanted under a net lease pursuant to which the tenant paid all the operating costs. Costs at this property were $950,000 coupled with the $400,000 of legal and professional fees related to our litigation against the prior tenant.

Also, operating expenses from our 2010 property acquisitions accounted for $700,000 of the increase. The increase in real estate tax expense was due to our 2010 acquisitions while the expense at our properties held during both periods remained stable.

The Sealy losses were a result of declines in occupancy year-to-year and increases in interest expense as we are accruing default interest on the two Atlanta mortgages as Carolyn will discuss later. We are currently in special servicing and negotiating a restructuring of the debt. Rents and reimbursement increased by $1.8 million from our four 2010 property acquisitions while revenues declined by $100,000 at properties held during both periods.

With respect to our loan assets and loan securities business segment, net operating income was $12.0 million for the 3 months ended March 31, 2011, compared to net operating income of $1.9 million for the three months ended March 31, 2010.

The increase in operating income for the period was due to a $4.8 million increase in discount accretion primarily due to the early payoff at face of our Metropolitan Tower loan, to which Michael referred to earlier, a $3.4 million increase in unrealized gains on loan securities carried at fair value and a $1.9 million increase in interest income primarily due to the acquisition of new loans throughout 2010. This increase was partially offset by equity losses at our ROIC-Lakeside in WRT-46th Street equity investment, which had equity losses comprised of one-time deal costs, which required to be expensed.

With respect to our REIT securities business segment, operating income was $1.5 million for the three months ended March 31, 2011, compared with operating income of $4.0 million for the three months ended March 31, 2010. The decline in operating income for the comparable period was a $1.7 million reduction in unrealized gain in securities carried at fair value, and a $600,000 reduction in realized gain on sale of securities carried at fair value and a $289,000 decrease in interest and dividend income. All of these declines are a result of our continued divesture of REIT securities. At March 31, 2011, we had REIT securities of $14.7 million, compared with $45.5 million at March 31, 2010.

At March 31, 2011, we had cash, cash equivalents and restricted cash of $51.9 million as compared to our December 31, 2010 balance of $53.9 million.

Lastly, on April 15th 2011 we paid a regular quarterly cash dividend of $0.1625 per common share for the first quarter of 2011.

Now, I’ll turn the call over to Carolyn Tiffany. Carolyn?

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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Carolyn Tiffany, President

Thank you, Tom. I’ll take a few minutes to discuss our investment portfolio. Our operating property portfolio comprises 38 commercial properties containing 8.4 million square feet and upon the completion of the Vintage Housing transaction to which Michael referred earlier, we will have equity ownership interest in 27 multi-family properties containing 4,580 units.

Excluding our Churchill, Pennsylvania property which I will discuss later, our consolidated operating properties were 90.0% leased at March 31, 2011 compared to 94.5% at March 31, 2010. As we reported in our last call, our newest office properties, Crossroads at Meridian I and II located in Englewood, Colorado and the Deer Valley professional building located in Phoenix are in their lease-up phases. We are currently in negotiations with a number of tenant prospects and are optimistic in the likelihood of near-term increased occupancy.

Our biggest challenge in our consolidated operating portfolio continues to be the two properties located in Lisle, Illinois. As of March 31, 2011, occupancy at one of these properties known as 550- 650 Corporetum has dropped to 57% from March 31, 2010. As we reported on our last call, one major tenant vacated along with three smaller tenants. Occupancy at this property is up from 52% at year end 2010.

At our other Lisle, Illinois property referred to as 701 Arboretum, we received notice from our major tenant with whom we’ve been negotiating an extension of its lease that it had decided not to renew its space at the expiration of its lease term on December 31, 2010, but agreed to hold over until May 31, 2011. As a result, we expect this property will be down to 33% occupied as of June 1, 2011.

We are aggressively marketing these properties for lease, at our request to loan which is cross collateralized by the two properties, has been transferred into special servicing and we are seeking a restructuring of the loan. We expect these negotiations will continue through the third quarter.

With respect to our Churchill, Pennsylvania property, as previously reported, the tenant did not revenue its lease and we have filed a claim against the tenant for failure to surrender the property to us in the condition required under its lease. The trial does not expect to occur until the end of the year. In the interim, we’re managing the property and it is 19% leased.  However, in view of the deteriorated condition of the property which is the subject of the litigation, leasing has been difficult.

During the first quarter in connection with the refinancing of our Plantation, Florida property leased to BellSouth along with the expansion of our revolving credit facility, we repaid our $19.0 million loan which was due to mature in June and was collateralized by several of our net leased properties. We also utilized our revolving line of credit to repay the $8.7 mortgage encumbering our Andover and Burlington properties. As a result, we have no balance sheet debt maturing in 2011.

Our Sealy portfolio, which is comprised of two properties located in Northwest Atlanta, the Northwest Business Center in Newmarket and one located in Nashville, Tennessee, had occupancies as of March 31st 2011 of 75%, 64% and 86%, respectively compared to occupancy of 70%, 80% and 86%, respectively as of March 31st 2010.

The Georgia properties have continued to experience historically low occupancy although we are seeing an uptick in trend at the Northwest Business Center. Our Nashville, Tennessee property continues to outperform the market in which it’s located. As we discussed in our last call, the mortgage loans encumbering each of the Atlanta properties are currently in special servicing and we, together with our joint venture partner, are negotiating a restructuring of the debt which could include a discounted pay off. Our discussions with the special services have been productive to-date, but there has not yet been an agreement reached.

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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Concerning the Marc Realty portfolio, occupancy at the properties as of March 31, 2011 was 83% compared to 84% at March 31, 2010. The five downtown Chicago properties had occupancy of 85% at March 31, 2011, compared to 89% at March 31, 2010. The decline in occupancy is due mostly to the loss of a major tenant at 223 West Jackson Street.

Occupancy at the suburban properties increased slightly over the comparable periods to 81% at March 31, 2011 from 78% at March 31, 2010. Our increase in occupancy in these markets has been largely driven by more competitive rental rates. Nevertheless, we are seeing some stabilization.

Our loan assets are performing well. In fact, in some instances, too well. Certain assets, which we had invested with a view towards potential equity ownership, for example, our Mofett Tower B Note, which is collateralized by a recently built office tower in Sunnyvale, California, now appears to have been leased up such that the borrower will likely pay us off.

Moffett Tower aside, we have been able and expect to continue to be able to acquire equity interests and real properties through the acquisition of distressed debt.

Our supplement identifies for you on page 9 our view towards which loan assets we expect will be repaid and those which we believe there is a potential for equity participation.

With respect to our REIT securities, as has been our strategy consistently, we will divest certain assets and redeploy the capital once we believe that it’s unlikely to increase in value or provide a return that meets our criteria. Accordingly, as I mentioned on our last call, we have been systematically divesting of the REIT preferred shares. During the first three months of 2011, we sold a significant portion of our REIT preferred shares with a cost basis of $11.2 million and received cash proceeds in excess of $19.9 million, reducing our REIT securities portfolio to $14.7 million.

As I conclude on my portion of today’s call, I’d like to focus on what management here believes should be your key takeaways this afternoon.  First, we have been consistent in executing our investment strategy and as evidenced by the repayment at par on our Met Tower asset, these investments have been accretive to our shareholders’ value.

Second, while we have not been immune to market conditions we have and we’ll continue to aggressively manage our legacy assets and strongly believe there is real opportunity for growth and improvement there.

Finally, we are leaving no stone unturned and as a result have built up an extensive pipeline for which thanks to the equity raise and the revolving line expansion, we are well poised to take advantage.

And with that, let’s now open it up for questions. Operator?

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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QUESTION AND ANSWER SECTION

Operator:  Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. [Operator instructions] Our first question is from Joshua Barber from Stifel Nicolaus. Caller, please proceed with your questions.

<Q – Joshua A. Barber>: Hi, good afternoon. Question – I wanted to ask you about future capital raising and how you think about that versus recycling of capital. Given the recent equity raises and some of your comments before about some assets that are I guess either or not forming particularly well or some assets that have just appreciated like the Beverly Hilton which I know you’re selling or some of the REIT preferreds, how do you think about future capital and uses of that capital for new equity versus capital recycling?

<A – Michael L. Ashner>: If I understand your question correctly it’s how we’re thinking about raising capital in the future, is that correct Joshua?

<Q – Joshua A. Barber>: That’s correct.

<A – Michael L. Ashner>: Okay, so I think our preference would be to the extent we need additional capital in the future would be to try to sell markets, senior equity securities, preferreds or if we could even some bonds as opposed to going to the market with common right now.

<A – Carolyn B. Tiffany>: Joshua, this is Carolyn. To just supplement, we do have net operating losses that we carried for some time and capital losses which enable us to be able to repurpose our capital as opposed to dividending it out.

<A>: We’re in a good position with respect to recycling, not simply because of the ability to shelter gains, but also much of the capital that comes back to us, I think some will be recycled back to us is of course repayment of capital.

<Q – Joshua A. Barber>: Okay, you have mentioned Concord before and, I guess, that seems like is in a really great place right now. Can you talk a little bit about the potential for forward cash flow going after you get that $3.5 million of release bonds? Is it actually going to be cash flow now starting in the second quarter on a regular basis?

<A – Michael L. Ashner>: Well, the CDO should be generating cash flow on an ongoing forward basis. Having said that, I think we believe that there is also real equity that’s now the market has created for us in the portfolio and we will be realizing on that also.

<Q – Joshua A. Barber>: Do you think some of your future investment opportunities will be buying back some of that CDO debt to, I guess, widen that equity cushion?

<A – Michael L. Ashner>: That’s a different – that’s a different question and that goes to a concept which we do, revaluation of the underlying assets in the CDO, but to understand Concord best, there’s really two buckets. There’s the CDO bucket, which has assets which we value and determine whether or not our capital should be deployed in buying in that CDO debt.

Separately, outside of Concord we have assets which are standalone assets some of which are service collaterals, some of which do not; and those assets we believe now have real value whereas a year ago one would be skeptical of the valuation of these assets. For example, our position in the CNL portfolio is outside of Concord.

<A – Carolyn B. Tiffany>: It’s outside of the CDO.

<A – Michael L. Ashner>: Yes, it’s outside of CDO. Yeah.

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
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<Q – Joshua A. Barber>: Okay. And one last question on Sealy. Do you anticipate looking at that for impairments just given that they are in special servicing right now?

<A – Michael L. Ashner>: Well, I think that the cautiously optimistic that, in fact, as to one of the Sealy assets, which is the special servicing, that will not resolve in impairment at all and particularly if we are going to DPO-ing it. Now, we’re in discussions. These discussions would not be finalized. There could be other outcomes. So there is no certainty, but in fact, there is a DPO there would be no impairment. There would be in fact, again, I guess by way of extinguishment of debt.

With respect to the other Sealy asset, it’s too early to tell, it’s just gone into special servicing and we’ve just initiated conversation with the service on that.

<A – Carolyn B. Tiffany>: But clearly, Josh, we look at these for impairment very aggressively on a quarterly basis and, as do our auditors, and we have at this point seeing no – and it’s been done under ATBAT which is other than temporary impairment as opposed to permanent impairment, so it’s a different standard than for real estate and at this point we’ve seen obviously no need to take an impairment.

<A – Michael L. Ashner>: Just anecdotally, one nice thing about being a public company with cash reserves is that you’re generally able or most likely to be successful on discussions with special servicers which you can assure them certainty with respect to your DPO. It’s not as if you make a proposal then you have to scramble around to find the dollars in which to consummate the transaction. If we say to a special servicer that we are committed at a certain dollar number, then they can take comfort that that transaction will close at that dollar number. There’s a particular advantage.

<Q – Joshua A. Barber>: Thanks very much.

http://www.shareholder.com/visitors/event/build2/mediapresentation.cfm?companyid=FUR&mediaid=47158&mediauserid=5274473&TID=1127360911:d255fa160181fdb78805ffab1ed70a60
&popupcheck=0&shexp=201105060828&shkey=5dd6365abe5b5af0f5d9a73e4cddb6bd&player=1 Operator: [Operator Instructions] It appears there is no further questions at this time. I would like this conference back over to management for closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

Again we thank you all for joining us this afternoon. As always, we appreciate your continued support and we welcome your input and questions concerning the company and its business. I also look forward to seeing many of you at our Annual Meeting which would be held at the offices of Katten Muchin Rosenman in New York City this coming Tuesday May 10, 2011, at 11:00 AM. There will be soft drinks and danish, so please attend. If you’d like to receive additional information about us, please contact Beverly at our offices.

You can also find additional information about us on our website, www.winthropreit.com. In addition, please feel free to contact me or any other member of our management with any questions you may have at your convenience. I thank you all, and have a good afternoon.

Operator:  This does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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Winthrop Realty Trust, Inc.	FUR	Q1 2011 Earnings Call	May 5, 2011
Company▲	Ticker▲	Event Type▲	Date▲

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